MAYTAG CORPORATION

                                 Exhibit 12

                        Ratio of Earnings to Fixed Charges

                              MAYTAG CORPORATION
                                 Exhibit 12
             Computation of Ratio of Earnings to Fixed Charges
              (Amounts in thousands of dollars except ratios)


                                      Year Ended December 31
                         1997       1996        1995       1994       1993

Consolidated pretax
income from
continuing
operations before
minority interest,
extraordinary item
and cumulative
effect of accounting
changes               $ 300,555  $ 228,237   $  59,804  $ 241,337  $  89,870

Interest expense         58,995     43,006      52,087     74,077     75,364

Depreciation of
capitalized interest      2,530      1,553       1,695      1,772      1,546

Interest portion of
rental expense            6,989      6,448       8,789     10,722     10,480

Earnings              $ 369,069  $ 279,244   $ 122,375  $ 327,908  $ 177,260


Interest expense      $  58,995  $  43,006   $  52,087  $  74,077  $  75,364

Interest capitalized      4,191      8,905       2,534        547      1,484

Interest portion of
rental expense            6,989      6,448       8,789     10,722     10,480

Fixed charges         $  70,175  $  58,359   $  85,346  $  85,346  $  87,328


Ratio of earnings to
fixed charges              5.26       4.78        1.93       3.84       2.03